                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 10, 1997, except for Note 4 as to which the date is March 27, 1997, included in the Registration Statement (Form S-4) and related Prospectus of ValuJet, Inc. for the registration of $80,000,000 of its 10 1/2 % Senior Secured Notes due 2001.

We also consent to the incorporation by reference therein of our report dated February 10, 1997, except for Note 4 as to which the date is March 27, 1997, with respect to the financial statement schedule of ValuJet, Inc. for the years ended December 31, 1996, 1995 and 1994 included in the Annual Report (Form 10-K) for 1996 filed with the Securities and Exchange Commission.



                                         ERNST & YOUNG LLP

Atlanta, Georgia
October 3, 1997